EXHIBIT 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

FOR IMMEDIATE RELEASE

TUESDAY MAY 1, 2012

Net income for the third quarter of fiscal 2012 was $1.4 million

Quarterly Comparison Overview:

–	Net sales increased by 11.9%

–	Sales volume was unchanged

–	Gross profit margin increased to 14.4% from 7.3%

–	Net income was $1.4 million compared to a net loss of $5.6 million for last year’s third quarter

Elgin, IL, May 1, 2012 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2012 third quarter. Net income for the third quarter of fiscal 2012 was $1.4 million, or $0.13 per share diluted, compared to a net loss of $5.6 million, or $0.53 loss per share diluted, for the third quarter of fiscal 2011. Net income for the first three quarters of fiscal 2012 was $13.2 million, or $1.23 per share diluted, compared to net income of $0.6 million, or $0.06 per share diluted, for the first three quarters of fiscal 2011.

Net sales increased to $153.8 million for the third quarter of fiscal 2012 from $137.4 million for the third quarter of fiscal 2011. The increase in net sales was primarily attributable to price increases implemented over the last twelve months for virtually all nuts except almonds in response to rising tree nut and peanut acquisition costs. Sales volume for the third quarter of fiscal 2012, which is measured as pounds sold to customers, was virtually unchanged in comparison to sales volume for the third quarter of fiscal 2011. Sales volume increases in the commercial ingredients and contract packaging distribution channels, primarily resulting from increased almond sales and new sales of roasting services, were offset by sales volume declines in the consumer and export distribution

channels.The declines in sales volumes in these distribution channels were mainly attributable to the unfavorable impact of high cashew, pecan and peanut prices on consumer demand for products containing these nuts. The loss of some low margin private label business in the latter part of fiscal 2011 also contributed to the decline in sales volume in the consumer distribution channel in the quarterly comparison.

Net sales increased to $533.9million for the first three quarters of fiscal 2012 from $507.8 million for the first three quarters of fiscal 2011.As was the case in the quarterly comparison, the increase in net sales was attributable primarily to price increases implementedover the last twelve months for virtually all nuts except almonds in response to rising tree nut and peanut acquisition costs. Sales volume for the first three quarters of fiscal 2012 decreased by 7.6% in comparison to sales volume for the first three quarters of fiscal 2011.The sales volume decrease in the year to date comparisonwas driven by volume decreases in the consumer and export distribution channels.The declines in sales volume in these distribution channelswere mainly attributable to the unfavorable impact of high cashew, pecan, walnut and peanut prices on consumer demand for products containing these nuts. The loss of some low margin private label business in the latter part of fiscal 2011 also contributed to the decline in sales volume in the consumer and export distribution channels in the year to date comparison.

The gross profit margin, as a percentage of net sales, increased to 14.4% for the third quarter of fiscal 2012from 7.3% for the third quarter of fiscal 2011. The gross profit margin for the current third quarter increased in the quarterly comparison primarily because ofimproved alignment of selling prices with acquisition costs.Manufacturing efficiency improvements also contributed to the increase in gross profit margin as produced pounds increased by 17.8% while manufacturing spending remained relatively unchanged in the quarterly comparison. The efficiency improvements occurred primarily in the Gustine, CA, Bainbridge, GA and Garysburg, NC facilities through a combination of spending control and increased output per hour.

The gross profit margin for the first three quarters of fiscal 2012, as a percentage of net sales, increased to 14.9%from 11.4%.The gross profit margin for the first three quarters of fiscal 2012 increased in the year to date comparison primarily because of improved alignment of selling prices with acquisition costs.

Total operating expenses for the current quarter decreased to 11.7% of net sales from 12.8% of net sales for the third quarter of fiscal 2011. Total operating expensesfor the first three quarters of fiscal 2012 decreased slightly to 10.1%of net sales from10.2%of net sales for the same year to date period in fiscal 2011. The decline in total operating expenses, as a percentage of net sales, in the quarterly comparison was due mainly to a higher sales base. Total operating expenses in the quarterly comparison increased by $0.5 million due to increases in incentive compensationexpense, which was offset in part by a decrease in freight expense. Total operating expenses increased by $2.0 million in the year to date comparison due to increases in incentive compensation, marketing and advertising expenses, which were offset in part by decreases in freight and commissions expenses.The third quarter and year to date periods in fiscal 2011 also included certain expenses that did not recur in the respective periods in the current fiscal year such as litigation related expenses, a loss for the write down of machinery and equipment related to the relocation of the Orchard Valley Harvest (“OVH”) Modesto, CA facility and an increase in the projected OVH earn-out payments.

Interest expense for the third quarter of fiscal 2012 declined to $1.4 million from $1.7 million for the third quarter of fiscal 2011. Interest expense for the current year to date period was $4.0 million compared to $4.7 million for the first three quarters of fiscal 2011. The declines in interest expense in the quarterly and year to date comparisons primarily resulted from lower average short-term borrowings.

As a result of higher acquisition costs for peanuts and tree nuts, the value of total inventories on hand at the end of the current third quarter increased by $18.8 million or 11.9% when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2011. For the same reason, the weighted average cost per pound of raw nut input stocks on hand at the end of the current third quarter increased by 15.8% compared to the weighted average cost per pound of raw nut input stocks on hand at the end of last year’s third quarter. Pounds of raw nut input stocksat the end of the current quarter decreased by 2.7 million pounds or 4.8% when compared to the quantity of raw nut input stockson hand at the end of the third quarter of fiscal 2011. The weighted average cost per pound of finished goods on hand increased by 7.6%, and pounds of finished goods on hand increased by 8.3% in the quarterly comparison.

“The fiscal 2012 third quarter net income of $1.4 million marks our strongest third quarter since the third quarter of fiscal 2005. Additionally, the net income for the third quarter of fiscal 2012 was a vast improvement compared to the net loss of $5.6 million for the third quarter of fiscal 2011,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “This was a remarkable accomplishment considering that acquisition costs for certain key nuts continued to increase significantly over the historically high acquisition costs that existed in last year’s third quarter. This accomplishment was primarily attributable to our efforts to maintain alignment of selling prices and acquisition costs and to control manufacturing spending,” Mr. Sanfilippo noted. “High selling prices continued to have an unfavorable impact on sales volume in our consumer distribution channel and in the snack nut category as a whole. The sales volume decrease in this channel was offset by increased sales of bulk products such as almond butter and peanut crushing stock for oil to other food manufactures in the commercial ingredients distribution channel and new sales of roasting services in the contract packaging distribution channel,” Mr. Sanfilippo concluded.

Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers or a decline in sales of private label products; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers as commodity costs rise and the potential for a negative impact on demand for and sales of our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the group that owns the majority of the voting power of the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of the agreements pursuant to which such group has pledged a substantial amount of the Company’s securities that it owns; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety; (xi) the Company’s ability to do business in emerging markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of litigation and/or legal settlements, including increased employment-related legal claims against or settlements with the Company, which have become more prevalent in the current economic environment, including potential unfavorable outcomes exceeding any amounts accrued; and (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private labels and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Thirty-nine Weeks Ended
	March 29, 2012	March 24, 2011	March 29, 2012	March 24, 2011
Net sales	$153,760	$137,442	$533,869	$507,830
Cost of sales	131,666	127,456	454,568	450,067

Gross profit	22,094	9,986	79,301	57,763

Operating expenses:
Selling expenses	10,948	10,985	33,293	32,972
Administrative expenses	7,113	6,602	20,702	19,019

Total operating expenses	18,061	17,587	53,995	51,991

Income (loss) from operations	4,033	(7,601)	25,306	5,772

Other (expense):
Interest expense	(1,369)	(1,657)	(4,010)	(4,747)
Rental and miscellaneous (expense), net	(407)	(277)	(1,014)	(784)

Total other expense, net	(1,776)	(1,934)	(5,024)	(5,531)

Income (loss) before income taxes	2,257	(9,535)	20,282	241
Income tax expense (benefit)	817	(3,910)	7,046	(385)

Net income	$1,440	$(5,625)	$13,236	$626

Basic earnings (loss) per common share	$0.13	$(0.53)	$1.24	$0.06

Diluted earnings (loss) per common share	$0.13	$(0.53)	$1.23	$0.06

Weighted average shares outstanding
— Basic	10,742,881	10,676,192	10,712,319	10,667,786

— Diluted	10,857,406	10,676,192	10,802,653	10,766,060

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	March 29, 2012	June 30, 2011	March 24, 2011
ASSETS
CURRENT ASSETS:
Cash	$2,675	$1,321	$798
Accounts receivable, net	41,048	39,031	39,925
Inventories	176,868	128,938	158,048
Deferred income taxes	4,882	4,882	4,572
Income taxes receivable	—	—	1,494
Prepaid expenses and other current assets	4,157	3,079	3,464

	229,630	177,251	208,301

PROPERTIES, NET:	148,709	153,692	156,132

OTHER ASSETS:
Intangibles	11,687	13,917	14,432
Goodwill	—	—	5,662
Other	6,853	6,928	7,168

	18,540	20,845	27,262

	$396,879	$351,788	$391,695

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$68,856	$47,985	$72,850
Current maturities of long-term debt	10,185	10,809	14,835
Accounts payable	39,606	28,260	35,307
Book overdraft	4,734	1,639	7,771
Accrued expenses	21,560	22,404	23,725
Income taxes payable	110	817	—

	145,051	111,914	154,488

LONG-TERM LIABILITIES:
Long-term debt	40,182	42,430	40,141
Retirement plan	10,710	10,567	10,055
Deferred income taxes	1,839	2,050	4,370
Other	1,035	1,120	1,149

	53,766	56,167	55,715

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	82	82	82
Capital in excess of par value	103,368	102,608	102,398
Retained earnings	98,673	85,437	83,228
Accumulated other comprehensive loss	(2,883)	(3,242)	(3,038)
Treasury stock	(1,204)	(1,204)	(1,204)

	198,062	183,707	181,492

	$396,879	$351,788	$391,695

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